COMMON STOCK FOR COMMON STOCK EXCHANGE AGREEMENT

THIS COMMON STOCK FOR COMMON STOCK EXCHANGE AGREEMENT is made as of this 29th day of July, 2015 by and between Four Energies, Inc. (“FEI”), a Delaware corporation and Xon Energy Resources, Inc. ("XEI") a Texas corporation ("on behalf of itself and its shareholders (collectively, the “Parties”).

THE PARTIES AGREE AS FOLLOWS:

I. Exchange of common stock of FEI for common stock of XEI.

1.1	Exchange of Common Stock: Subject to the terms and conditions of this Agreement, FEI agrees at the closing to issue eight million (8,000,000) shares of common stock par value $.00l per share (the "Common Stock") for one hundred percent (100%) of the issued and outstanding shares of Xon Energy Resources, Inc. ("XEI") a Texas corporation on a 1 for 1 exchange at closing (the “Securities”). The business of XEI is developing oil leases with existing drilled wells that can be rejuvenated into producing wells.

1.2 Closing; The exchange of the Common Stock and the Securities shall take place on or before July 30, 2015 but in no event shall the effective date be beyond July 31, 2015 as mutually agreed to by the Parties (which time and place are designated as the "Closing”). At the Closing, FEI shall instruct their transfer agent to deliver to the list of shareholders provided by XEI prior to the Closing date 8,000,000 common shares.

XEI shall deliver to FEI a stock certificate for eight million common shares representing one hundred percent (100%) of the Securities issued by Xon Energy Resources Inc.

Representations and Warranties of Four Energies, Inc.

Except as expressly set forth in any Schedule of Exceptions furnished to the Parties with respect to the subparagraphs hereof, FEI hereby represents and warrants to the Parties the following:

2.1 Organization, Good standing and Qualification; FEI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. FEI is duly qualified to transact business and is in good standing in each jurisdiction in which the failures to qualify would have material adverse effect on its business or properties.

2.2 Capitalization: The authorized capital of FEI consists of one hundred million shares (100,000,000) of Common Stock, par value $.001. At the close of this transaction, there shall be issued and outstanding eight million shares that will be issued to the shareholders as provided herein and provided to FEI's transfer agent. FEI current has and shall have no options or warrants outstanding at the Closing Date.

2.3 Subsidiaries of Four Energies, Inc.: At the Close of Escrow Xon Energy Resources, Inc., shall become the sole wholly owned subsidiary of FEI.

2.4 Authorization: All corporate action on the part of FEI necessary for the authorization, execution and delivery of this Agreement, and the performance or all obligations of FEI hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the FEI enforceable in accordance with its terms.

2.5 Valid Issuance of Common Stock:

(i) The Common Stock which is being exchanged by FEI for the Securities hereunder, when delivered in accordance with the terms hereof for the consideration expressed herein, will be issued in compliance with all applicable federal and state laws.

(ii) The outstanding shares of Common Stock are duly and validly authorized and issued fully paid and non-assessable.

2.6 Governmental Consents: All Parties to this Agreement recognize that FEI is currenlty a private company and will be filing a S-1 in order to register all its issued and outstanding shares with the Securities and Exchange Commission in order to become a publically traded company and as a result, all agreements of a significant impact to the Company may require filing with the Securities and Exchange Commission, including a copy of this executed Agreement.

2.7 Litigation: There is no action, suit proceeding or investigation currently threatened against FEI which questions the validity of this Agreement or the right of FEI to enter into it, or to consummate the transactions contemplated hereby, or which might result, in the aggregate in any material adverse changes in the assets, condition, affairs or prospects of FEI. FEI is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.8 Disclosure: FEI has fully provided the Parties with all the information, which the Parties have requested, for deciding whether to exchange the Common Stock for the Securities.

2.9 Corporate Documents: The Articles of Incorporation and Bylaws of FEI and the Certificate of Determination for the Common Stock are in the form previously provided to the Parties.

2.10 New Board of Directors: Concurrently with the Closing Date of this Agreement, all officers and directors of FEI shall remain in their current positions.

2.11 Financial Statements. XEI recognized that FEI currently has no assets in excess of $5,000 and there are as of the latest reporting date of June 30, 2015 total current liabilities of $5,000 as follows:

1. Accounts payable of $2.500 to non related parties

2. Account payable to related parties of $2,500

3. An obligation to FEI to issue shares at 50% of market value for $20,000 to Securities Compliance Group upon completion of Contract Terms. Said terms are primarily for completion of a S-1, filing of 15c-211 FEI to a reporting public company with a stock symbol, market makers and introduction to brokers for raising funds.

2.12 Changes:

FEI shall inform all Parties to this transaction in the event there are any material changes to the financial statements at the time of the Closing.

2.13 Insurance: FEI does not maintain any insurance as of the date of this Agreement.

2.14 Labor Agreements and Actions; FEI is not bound by or subject to any written, or oral contracts, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of FEI, has sought to represent any of the employees, representatives or agents of FEI.

2.15 Good Title: FEI is the issuer of the shares of Common Stock pursuant. FEI shall issue said shares free and clear of any liens, claims or encumbrances of any kind whatsoever.

2.16	Absence of Undisclosed Liabilities: FEI has no material liabilities or obligations, accrued or unaccrued, fixed or contingent, which have not been disclosed in this Agreement.

2.17 Tax Returns and SEC filings: FEI shall file any income or other tax returns and SEC reports of every nature required to be filed, however, as of July 31, 2015 no such filings will be due.

3. Representations and Warranties of Xon Energy Resources Inc.

Except as expressly set forth in any Schedule of Exceptions furnished to FEI with respect to the subparagraphs hereof, Xon Energy Resources Inc. represent and warrant to FEI the following:

3.1 Authorization: All action on the part of the Parties necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Parties hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Parties, enforceable in accordance with its terms.

3.2 Valid Issuance of Securities: The Securities which are being exchanged by the Parties for the Common Stock of FEI hereunder are duly and validly authorized and issued.

3.3 Litigation: There is no action, suit proceeding or investigation currently threatened against the Parties which questions the validity of this Agreement or the right of the Parties to enter it, or to consummate the transactions contemplated hereby.

3.4 Financial Data: XEI shall have delivered to FEI, prior to the date of Closing a NI 51-101 Statement of Reserve Data and other Oil and Gas Information dated as the effective date of November 15, 2014 and prepared by B. L. Whelan, P. Geologist, and under the name of Xon Resources USA LLC.

3.5          Good Title: Prior to the Closing Date, XEI will provide to FEI a copy of the documentation of the leases showing that Xon Energy Resources Inc., is the valid Lessee with good and clear title to those leases in the County of Wichita Falls, Texas, which comprise all of the acreage as reported in the NI 51-101 report stated in 3.4 above. Each Lessor's name and related acres is provided in Exhibit "A". Each has been provided to FEI and valid ownership by Xon Energy Resources Inc., shall be provided prior to the Closing Date.

4. Conditions of the Obligations of FEI at Closing.

The obligations of FEI under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

4.1 Representations and Warranties of FEI: The representations and warranties of FEI contained in Section 2 hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such

Closing.

4.2 Performance by FEI: FEI shall have conformed with all agreements, obligations and conditions contained in this Agreement to which it is subject on or before Closing.

5. Conditions of the Obligations of the Parties at Closing.

The obligations of the Parties under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Representations and Warranties of the Parties: The representations and warranties of the Parties contained in Section 3 hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

5.2 Performance by the Parties; The Parties shall have complied with all agreements, obligations and conditions contained in this Agreement to which they are subject on or before Closing.

6. Survival of Representations and Warranties and Indemnification.

6.1 Survival of Representations and Warranties: Notwithstanding the Closing of this Agreement, the representations and warranties of FEI and the Parties contained in this Agreement shall survive the Closing until the date one (1) year after the date of the Closing, provided however that, as to any breach, or misstatement in, any misrepresentation or warranty as to which the Parties have given notice to FEI or FEI has given notice to the Parties on or prior to the expiration or such (1) year period, the same shall continue to survive beyond said period, but only as to the matters contained in such notice

6.2 Indemnification by FEI: FEI covenants and agrees to hold the Parties harmless from any and all costs, expenses, losses, damages, and liabilities incurred or suffered directly or indirectly by the Parties (including reasonable legal fees and costs) proximately resulting from or attributable to the material breach of, a material misstatement in, any one or more of the representations or warranties of FEI made in or pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that no representation of FEI hereunder or omission from this Agreement or its schedules shall be deemed materially misleading and no warranty hereunder by FEI shall be deemed breached if the Parties have obtained accurate information regarding the matter prior to Closing.

6.3 Indemnification by XEI: XEI agrees to hold FEI harmless from any and all costs, expenses, losses, damages, and liabilities incurred or suffered directly or indirectly by FEI (including reasonable legal fees and costs) proximately resulting from or attributable to the material breach of or a material misstatement in, any one or more of the representations or warranties made in or pursuant to this Agreement.

6.4 Defense against Asserted Claims: If any claim or assertion or liability is made by a third party against a party indemnified pursuant to this Section 6 (the "Indemnified Party) based on any liability or absence of right which, if established, would constitute a matter for which the Indemnified Party would be entitled to indemnification by another party hereto (the "indemnifying party") the Indemnified Party shall with reasonable promptness give to the Indemnified Party written notice of the claim or assertion of liability and request the Indemnifying Party to defend same. The Indemnifying Party shall have the right to defend against such liability or assertion, in which event the indemnifying Party shall give written notice to the Indemnified Party of the acceptance of defense of such claim and the identity of counsel selected by the Indemnifying Party with respect to such matters. The Indemnified Party shall be entitled to participate with the Indemnifying Party in such defense and also shall be entitled at its option to employ separate counsel for such defense at the expense of the Indemnified Party. In the event the Indemnifying Party does not accept the defense of the matter as provided above or in the event that the Indemnifying Party or its counsel fails to use reasonable care in maintaining such defense, the Indemnifying Party shall have the full right to employ counsel for such defense at the expense of the indemnifying Party. All parties hereto will cooperate with each other in the defense of any such action and the relevant records of each shall be available to the other with respect to such defense.

7.0 Miscellaneous

7.1 Successors and Assigns: The terms and conditions of this Agreement shall inure to the benefit and be binding upon the respective successors and assigns of FEI and XEI, respectively. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement except as expressly provided in this Agreement.

7.2 Governing Law. The laws of the state of Delaware shall govern the rights and liabilities of the parties to this Agreement and the validity construction, and interpretation thereof.

7.3 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.4 Titles and Subtitles: The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices: Any notice required or permitted tinder this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the Postal Services of the respective Countries of the Parties, by registered, overnight or certified mail postage prepaid and addressed to the party to be notified at the address indicated for such party in this Agreement, which is incorporated herein by reference, or at such other address as such party may designate by three (3) days advance written notice to the other parties.

7.6 Finders' Fee: Each party represents that it neither is nor will be obligated for any finders' fees or commissions in connection with this transaction.

7.7 Expenses: Each party shall pay its or his respective costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

7.8 Joint and Several: Whenever any party undertakes any joint and several covenant, agreement, representation, warranty, waiver and/or other obligation under this agreement, the breach by any party to the joint and several undertaking shall be deemed to be a breach by all parties to that undertaking and any party aggrieved by any such breach may proceed at its sole and absolute discretion against any one or more or all or the parties bound by that joint and several undertaking.

7.9. Amendments and Waivers: Any term of this Agreement may be amended and the observance of any terms of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all parties hereto.

7.10 Severability: If one or more provisions of this Agreement are held to be unenforceable under applicable law such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Dated effective as of July 29, 2015.

Four Energies, Inc.

A Delaware Corporation

By: /s/Huntley B. Andrews

Huntley B. Andrews

Title: Chief Executive Officer

Xon Energy Resources, Inc.

A Texas Company

By: /s/Leon Caldwell

Leon Caldwell

Title: Chief Financial Officer, Secretary and Treasurer

Exhibit "A"

Names of Lessors for those Leases assigned to Xon Energy Resources, Inc.

		% based
Name of Lease	Acres	on Acres

Cochran B Lease:	20	9.39%
Lincoln Lease:	20	9.39%
Abe Lincoln Lease:	73	34.27%
James White and White Lease	100	46.95%

Total Acres	213	100%

Description Summary by Lease:

Cochran B Lease: An Oil and Gas Lease by and between Betty L. Wilbur (as Lessor) 101 Valley Drive, Electra TX dated July 29, 2014 and Xon Resources USA, LLC representing 20 acres of land, more or less, being the East One-Half (E/2) of the Northwest Quarter (NW/4) of the Northeast Quarter (NE/4) of Section No. 14 of the L. M. Collins Survey, A-397, situated in Wichita County, Texas USA

Lincoln Lease: An Oil and Gas Lease by and between Betty L. Wilbur (as Lessor) of 101 Valley Drive, Electra TX dated July 29, 2014 and Xon Resources USA, LLC, representing 20 acres of land, more or less, being all of the East twenty acres of the SW/4 of the NE/4 of Block 14 of the L. M. Collins Survey, A-397, situated in Wichita County, Texas, USA and;

Abe Lincoln: 73.00 Acres of Land more or less, being all of the East One-Half (E/2) of the Northeast Quarter (N/4) of Section No. 14 of the L.M. Collins Survey, A-397, being South of the South line of the Fort Worth and Denver Railroad Right of Way, situated in Wichita County

White Lease & James White: Lease 100 Acres in H & GN RR CO., Section 11, Abstract 147 to 27000 ft. being part of 402.5 Acres of Land. which lies South of the FW & DC RR, Right of Way in Wichita County.